Exhibit 10.5

THIS NOTE AND ANY SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DIGI OUTDOOR MEDIA, INC.

Form of Subordinated Convertible Promissory Note
Note No. 2014-____	October ____, 2014
USD $___________	Seattle, Washington

For value received, Digi Outdoor Media, Inc., a Nevada corporation (the “Company”), promises to pay to _______________________________ (“Holder”), in lawful money of the United States, the principal sum of ______________________________ and no/100 Dollars ($__________), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Note on the unpaid principal balance at a rate equal to twenty-five percent (25%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  Accrued interest on this Note shall not compound.

This Subordinated Convertible Promissory Note (this “Note”) is one of a series of Convertible Promissory Notes (together with this Note, the “Notes”) having serial numbers 2014-1 et seq., with an aggregate principal amount not to exceed Four Million Five Hundred Thousand Dollars (USD $4,500,000) issued by the Company in accordance with the terms of that certain Note Purchase Agreement dated October ____, 2014 (the “Purchase Agreement”), by and among the Company, Holder and the other parties named therein.  The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on all outstanding Notes in this series on the basis of the principal amount of outstanding indebtedness represented thereby.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1.    Definitions.  As used in this Note, the following capitalized terms have the following meanings:

(a)    “Company” includes the company initially executing this Note and any Person who shall succeed to or assume the obligations of the Company under this Note.

(b)    “Event of Default” has the meaning given in Section 6 hereof.

(c) “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(d) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations for the payment of money owed by the Company to Holder, now existing or hereafter arising under or pursuant to the terms of this Note, payable by the Company hereunder.

(e) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity.

2.           Payments on Note.

(a)           No monthly fixed payments of principal or interest shall be made on this Note.  In lieu of fixed monthly payments, Holder shall be entitled to receive a pro rata portion of the Company’s Net Revenues, determined and payable as follows:  commencing with the thirteenth (13th) month following the date of issuance of the Note, fifty percent (50%) of the Company’s Net Revenues each month shall be allocated and paid to the Holders of all Notes in this series of Notes, payable on the last day of each month on a pro rata basis based upon the ratio which the principal amount of each Note bears to the aggregate principal amount of all Notes in this series.  In the event any Note in this series is converted prior to the Maturity Date (as defined in Section 3 hereof), the ratio utilized for allocating 50% of the Net Revenues each month to any remaining Note Holder(s) will be proportionately adjusted.  In the event any monthly payment of Net Revenues payable to Holder exceeds the amount of accrued interest then due on this Note, the excess amount shall be applied to reduce the unpaid principal amount of this Note.  For purposes of this Note, “Net Revenues” means the net cash flow from operations available for distribution after payment of all senior debt service payments, lease payments, operating costs, and reserves.

(b)           The monthly amount payable to Holder from the Company’s Net Revenues shall continue until the earliest to occur of the following events: (i) the date this Note has been paid in full; (ii) the date of conversion of this Note, (iii) the Maturity Date of this Note, or (iv) the total amount of Net Revenues paid to Holder equals fifty percent (50%) of the original principal amount of this Note.

3.           Maturity Date.  The unpaid principal amount of this Note, together with all unpaid and accrued interest thereon, shall be due and payable in full on the second (2nd) anniversary date of this Note (the “Maturity Date”) unless this Note has been earlier converted into common stock of the Company as provided in Section 4 below.

4.           Prepayment; Conversion in Lieu of Prepayment.

(a)           At any time prior to the Maturity Date and upon not less than thirty (30) days prior written notice to Holder, the Company, in its sole discretion, may prepay this Note in full, without penalty or premium; provided, however, that Holder shall be entitled, in lieu of receiving such prepayment and upon giving the Company written notice of Holder’s election during said 30-day period, to convert all of this Note into shares of common stock of the Company at the Conversion Price set forth in Section 4(b) below.

(b)           In the event Holder elects to convert this Note in lieu of prepayment, the conversion amount shall be equal to one hundred fifty percent (150%) of the unpaid principal amount of this Note less the aggregate amount of any payments of Net Revenues received by Holder.  The conversion price shall be equal to the greater of: (a) seventy-five cents ($0.75) per share, or (b) seventy-five percent (75%) of the per share offering price set in the Company’s most recent Equity Financing, if any (the “Conversion Price”).  For purposes of this Note, “Equity Financing” shall mean any equity financing completed by the Company after the issuance of the Notes in which the Company receives gross proceeds of not less than Three Million Dollars (USD $3,000,000).

5.           Optional Conversion.  At any time prior to the Maturity Date of this Note, Holder shall have the option and right to convert this Note (but not less than the entire outstanding amount of this Note) into shares of common stock of the Company.  The conversion amount shall be equal to one hundred fifty percent (150%) of the unpaid principal amount of this Note less the aggregate amount of any payments of Net Revenues received by Holder up to the date of conversion, and the Conversion Price shall be the same as set forth in Section 4(b) above.  Holder shall give the Company not less than ten (10) days’ advance written notice of Holder’s election to convert this Note.

6.           Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a)           Failure to Pay.  The Company shall fail to make any payment on the Note when due hereunder; provided, however, that in each such instance Holder shall give written notice to the Company of such failure and payment shall not have been made within ten (10) days of Company’s receipt of Holder’s written notice to the Company of such failure to pay.

(b)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or substantially all of its property and assets; (ii) make a general assignment for the benefit of its creditors; (iii) be dissolved or liquidated; (iv) become insolvent (as such term may be defined or interpreted under any applicable statute); (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vi) take any action for the purpose of effecting any of the foregoing.

(c)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or substantially all of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced against the Company, and such proceeding is not dismissed or discharged within sixty (60) days of commencement.

7.           Rights of Holder upon Default.  Upon the occurrence or existence of any Event of Default described in Section 6(a) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company following the expiration of the ten (10) day cure period, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable.  Upon the occurrence or existence of any Event of Default described in Sections 6(b) and 6(c), the Holder may, upon giving thirty (30) days advance written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable.

8.           Conversion at Maturity.

(a)           In the event this Note has not been converted pursuant to Section 4 or Section 5 above prior to the Maturity Date, this Note may be converted at the Maturity Date at the option of Holder, into shares of common stock of the Company.  The Holder must give written notice to the Company of Holder’s election to convert this Note not later than ten (10) days prior to the Maturity Date.  The conversion amount shall be equal to one hundred fifty percent (150%) of the unpaid principal amount of this Note less the aggregate amount of any payments of Net Revenues received by Holder, and the Conversion Price shall be the same as set forth in Section 4(b) above.

(b)           If Holder does not elect to convert this Note as provided in Section 8(a) above, on the Maturity Date the unpaid principal balance, together with all accrued and unpaid interest thereon, shall be paid in full to Holder.

9.           Issuance of Securities on Conversion; Lock-Up Period; Cancellation of Note.

(a)           Issuance of Securities.  As soon as practicable after conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to Holder, a certificate or certificates representing the number of fully paid and nonassessable shares of common stock to which Holder shall be entitled on such conversion.  No fractional shares will be issued on conversion of this Note.  If Holder would otherwise be entitled to a fractional share, Holder shall receive in lieu thereof a cash payment equal to the per-share price multiplied by the fraction of a share Holder would otherwise be entitled to receive.  The Company may require Holder to acknowledge in writing the extinguishment of the principal and interest obligation under this Note in exchange for the shares.

(b)           Lock-Up Period. Upon the conversion of this Note, Holder hereby agrees that Holder will not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any securities of the Company into which this Note may be converted, nor shall Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such securities of the Company, during the 180-day period (or such other shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) following the effective date of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”) that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act.  In addition, Holder hereby agrees, if requested by the Company or any applicable underwriter, to again comply with each of the above transfer restrictions during the 90-day period (or such other shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) following the effective date of any other registration statement of the Company filed under the Securities Act within one (1) year following the effective date of the Company’s initial public offering that includes securities to be sold on behalf of the Company to the public.  Holder further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter.  In the event that Holder refuses to execute any such agreement, Holder hereby agrees to comply with all of the transfer restrictions set forth above in this Section 9(b) for an additional thirty (30) days beyond each 180-day or 90-day period otherwise called for above.  Holder agrees that the Company may assign any or all of its rights under this Section 9(b) to the managing underwriter for any registered offering described in this Section, and that such managing underwriter shall be able to further assign such rights in its sole discretion, in each case without any notice to or consent from Holder being required.  Holder further agrees that any assignee of the Company’s rights under this Section 9(b) shall not be subject to any obligation of the Company set forth in this Agreement.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

(c)           Termination of Rights.  All rights with respect to this Note, except for the right to receive shares of equity securities pursuant to Section 4(b), 5, or 8(a) above, shall terminate upon the conversion of this Note, regardless of whether the Note has been surrendered to the Company for cancellation.  Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as practicable following conversion of this Note.

(d)           Capital Adjustments.  If this Note is converted as provided in Section 4, 5, or 8(a) subsequent to any stock dividend, forward or reverse stock split, recapitalization, combination or exchange of shares (“Capital Adjustments”) occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of common stock, or shares shall be changed into the same or a different number of shares of the same or another class or classes, Holder shall be entitled to receive the aggregate number and class of shares which, if this Note had been converted at the date hereof (“Deemed Conversion”) and shares received upon the Deemed Conversion had not been disposed of, the Holder would be holding, at the time of actual conversion, as a result of the Deemed Conversion and such Capital Adjustments.

10.    Representations and Warranties of Holder.  Holder hereby represents and warrants to the Company with respect to the purchase of the Note as follows:

(a)           Binding Obligation.  Holder has full legal capacity, power and authority to execute and deliver this Note and to perform his/her obligations hereunder.  This Note issued to Holder is a valid and binding obligation of Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)           Investment; Accredited Investor.  Holder understands that the investment in this Note and any shares of common stock into which this Note may be converted (collectively, the “Securities”) is a speculative investment, and Holder represents that he/she is aware of the business affairs and financial condition of the Company and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities, and that Holder is purchasing the Securities for investment for his/her own account only and not with a view to, or for resale in connection with, any “distribution” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws.  Holder further represents that he/she understands that the Securities have not been registered under the Securities Act or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.  Holder acknowledges and understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available, and that the Company is under no obligation to register or qualify the Securities.  If Holder has not separately provided the Company with an executed Investor Questionnaire certifying whether such Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act, Holder hereby represents and warrants that he/she is an “accredited investor.”

(c)           Access to Information.  Holder acknowledges that he/she has reviewed the terms of this Note, the Company’s 2014 Business Plan or Executive Summary, and the Risk Factors set forth in the Purchase Agreement, and that Holder has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s officers and/or directors.  Holder understands that such discussions as well as any written information issued by the Company were intended to describe the aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(d)           Finder’s Fees.  Holder represents and warrants that no person is entitled, directly or indirectly, to compensation from Holder by reason of any contract or understanding or contact with Holder, as a finder or broker in connection with the sale and purchase of this Note.  Holder agrees to indemnify and hold the Company harmless from and against and in respect of any claim for brokerage or other commissions or similar fees relative to this Note or the transactions contemplated hereby that may arise as a result of a contract or understanding made by Holder with any such broker or finder in connection with the sale and purchase of this Note.

11.           Subordination.  The indebtedness evidenced by this Note is unsecured by any assets or other collateral of the Company, and in addition, is hereby expressly subordinated, to the extent and in the manner set forth below, in right of payment to the prior payment in full of all of the Company’s current and future Senior Indebtedness. For the purposes of this Section 11, “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due pursuant to this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, indebtedness of the Company to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions, or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, for purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

(a)           Insolvency Proceedings.  If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full; and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

(b)           Default on Senior Indebtedness.  If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein or in the instrument pursuant to which it is outstanding, permitting the holder to accelerate the maturity thereof and Holder shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within one hundred eighty (180) days after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

(c)           Further Assurances.  By acceptance of this Note, Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Holder’s rights hereunder, the Company may require that Holder execute such forms of subordination agreement, provided that such forms shall not impose on Holder terms less favorable than those provided herein.

(d)           Other Indebtedness. Indebtedness that does not constitute Senior Indebtedness shall not be senior in any respect to the Indebtedness represented by this Note unless consented to in writing by Holder.

(e)           Subrogation.  Subject to the payment in full of all Senior Indebtedness, Holder’s rights shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 11) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness.  No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Holder would be entitled except for the provisions of this Section 11 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

(f)    No Impairment.  Subject to the rights, if any, of the holders of Senior Indebtedness pursuant to this Section 11 to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in this Section 11 shall impair, as between Company and Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(g)    Lien Subordination.  Any lien of Holder, whether now or hereafter existing in connection with the amounts due pursuant to this Note, on any assets or property of the Company or any proceeds or revenues therefrom which Holder may have at any time as security for any amounts due and obligations pursuant to this Note, shall be subordinate to all liens now or hereafter granted to a holder of Senior Indebtedness by the Company or by law, notwithstanding the date, order or method of attachment or perfection of any such lien or the provisions of any applicable law.

(h)    Reliance of Holders of Senior Indebtedness.  Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

(i)           Right to Convert.  Notwithstanding the provisions of Sections 11(a) through 11(g) above, this Section 11 shall not in any way restrict or prevent the conversion of this Note pursuant to the provisions of Section 4, 5, or 8(a) above.

12.           Successors and Assigns.  Subject to the restrictions on transfer described in Section 14 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

13.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a majority of the aggregate principal amount of all then outstanding Notes issued in this series of Notes pursuant to the Purchase Agreement.

14.           Transfer of Note and Securities.  With respect to any offer, sale or other disposition of this Note or any securities into which this Note may be converted, Holder shall give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any applicable federal or state law then in effect).  Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 13 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made.  Each Note thus permitted to be transferred and each certificate representing the securities thus permitted to be transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Note shall be registered upon the registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue, and the Company shall not be affected by notice to the contrary.

15.           Assignment by Company.  This Note and any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company to any affiliate or successor in interest to the Company without the prior written consent of Holder.

16.           Notices.  All notices and other communications required or permitted hereunder shall be in writing.  Each such notice or other communication shall for all purposes of this Note be treated as effective or having been given: (i) if delivered personally, by messenger or by confirmed facsimile, when delivered; (ii) if sent by mail, at the earlier of its receipt or three (3) business days after same has been deposited, postage prepaid, in a regularly maintained receptacle for the deposit of the United States mail; or (iii) if sent by overnight delivery by Federal Express or similar courier, one business day after the business day of deposit with such courier, and shall be addressed (x) if to Holder, at Holder’s address as set forth on the register maintained by Company, and (y) if to Company, at the address of its principal corporate offices (Attention: CEO), or at such other address as a party may designate by ten (10) days’ advance written notice to the other parties pursuant to the provisions above.

17.           Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of the then applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

18.           Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws provisions of the State of Washington, or of any other state.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

Digi Outdoor Media, Inc.
A Nevada Corporation

_________________________________

By: ______________________________

Title: _____________________________

Agreed To and Acknowledged:
Holder:

_______________________________________
(Signature)

Print Name: ______________________________

Title: ___________________________________
    (If Holder is an entity)

Address: _______________________________
    ________________________________
    ________________________________